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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Trustee
Eola Property Trust:

        We consent to the use of our report dated April 5, 2010, included herein, with respect to the consolidated balance sheets of JAX-ISQ LLC and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, members' equity, and cash flows for the year then ended, not included herein; our report dated March 29, 2010, included herein, with respect to the consolidated balance sheets of Orlando Centre Syndication Partners JV LP and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, partners' capital, and cash flows for the years ended December 31, 2009 and 2008, and the period from May 2, 2007 (Inception) through December 31, 2007, not included herein; our report dated April 28, 2010, included herein, with respect to the consolidated balance sheets of MFM REIT LLC and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, members' equity, and cash flows for the years then ended, not included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

November 17, 2010
Jacksonville, Florida
Certified Public Accountants

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  Exhibit 23.3
Consent of Independent Registered Public Accounting Firm